EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
Vice President,
Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2014 RESULTS

NASHVILLE, Tenn. (April 21, 2014)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce development and research / patient experience solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2014.

Highlights:

•	Revenues of $38.3 million in the first quarter of 2014, up 29% from $29.6 million in the first quarter of 2013

•	Operating income of $3.3 million in the first quarter of 2014, up 4% from $3.2 million in the first quarter of 2013

•	Net income of $1.9 million in both the first quarter of 2014 and the first quarter of 2013, and earnings per share (EPS) of $0.07 per share (diluted) in both the first quarter of 2014 and the first quarter of 2013

•	Adjusted EBITDA[1] of $6.1 million in the first quarter of 2014, up 13% from $5.4 million in the first quarter of 2013

•	Acquired Health Care Compliance Strategies, Inc. in March 2014

Financial Results:
First Quarter 2014 Compared to First Quarter 2013
Revenues for the first quarter of 2014 increased $8.7 million, or 29 percent, to $38.3 million, compared to $29.6 million for the first quarter of 2013.

Revenues from the HealthStream Workforce Development Solutions segment increased by $7.8 million, or 34 percent, when compared to the first quarter of 2013. Revenues from our subscription-based solutions increased by approximately $7.8 million, or 37 percent, over the prior year first quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues in the first quarter of 2014 were positively influenced by courseware subscriptions associated with, among other products, ICD-10 training. Revenues from ICD-10 training products were approximately $6.6 million in the first quarter of 2014, compared to $2.0 million in the prior year first quarter.

Revenues from the HealthStream Research / Patient Experience Solutions segment increased by $887,000, or 14 percent, when compared to the first quarter of 2013. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $364,000, or seven percent, when compared to the first quarter of 2013. Revenues from other surveys, which are conducted on annual or bi-annual cycles, decreased $161,000 compared to the first quarter of 2013. Revenues from the Baptist Leadership Group (BLG) acquisition, consummated on September 9, 2013, were $684,000 during the first quarter of 2014.

[1]	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income is included in this release.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the first quarter of 2014, HealthStream reported a $369,000 reduction to GAAP revenues and a corresponding $369,000 reduction to operating income and $215,000 reduction to net income as a result of deferred revenue write-downs for the Health Care Compliance Strategies, Inc. (HCCS) acquisition in March of 2014 and BLG acquisition in September of 2013. During the first quarter of 2013, HealthStream reported a $331,000 reduction to GAAP revenues and a corresponding $331,000 reduction to operating income and $200,000 reduction to net income as a result of deferred revenue write-downs for the Decision Critical and Sy.Med Development acquisitions in June and October of 2012, respectively. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on financial results.

Operating income for the first quarter of 2014 increased by four percent to $3.3 million, compared to $3.2 million for the first quarter of 2013. The growth in revenues was mostly offset by increased operating expense associated with higher royalties, personnel additions, sales commissions, depreciation and amortization, and other general expenses. Also, during the first quarter of 2014, we incurred approximately $350,000 of expenses associated with the HCCS acquisition. The financial results for HCCS have been included in the Company’s financial statements from the date of acquisition by the Company (March 3, 2014) and are included in the HealthStream Workforce Development Solutions segment.

Net income for the first quarter of 2014 was $1.9 million in both the first quarter of 2014 and 2013. Earnings per share were $0.07 per share (diluted) for both the first quarter of 2014 and 2013.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by 13 percent to $6.1 million for the first quarter of 2014, compared to $5.4 million for the first quarter of 2013.

At March 31, 2014, the Company had cash and marketable securities of $102.0 million. Capital expenditures totaled $2.6 million for the first quarter of 2014.

Other Business Updates
At March 31, 2014, we had approximately 3,577,000 million total subscribers implemented to use and 3,847,000 million total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Annualized revenue per implemented subscriber: We view “Annualized Revenue per Implemented Subscriber” as a measure of our progress in growing the value of our customer base. Annualized Revenue per Implemented Subscriber represents the quarter’s revenue from our subscription-based solutions annualized, then divided by the quarter’s average total number of implemented subscribers. The following table shows the metric for the first quarter of 2014 and the preceding seven quarters.

Workforce Development Solutions – Annualized Revenue per Implemented Subscriber

Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014

$25.95	$26.98	$27.04	$28.47	$29.40	$30.95	$32.41	$33.33

Note: Our subscription-based solutions include subscriptions to our platform applications, plus courseware/content subscriptions. The above metric does not include revenues from SimCenter. The Company reports those revenues separately as part of our SimVentures collaborative arrangement.

In March 2014, HealthStream acquired Health Care Compliance Strategies, Inc., a Jericho, New York based company focused on interactive and engaging online compliance training for healthcare organizations. As a result of the acquisition, we believe we gained a comprehensive curriculum of premium compliance training programs and an outstanding application for managing conflicts of interest disclosures, along with a team of professionals with extensive industry experience and thought leadership in healthcare compliance. With this added solution set and capabilities, HealthStream now has a robust compliance solution—with a full continuum of services and training programs that addresses the broad range of compliance priorities.

Financial Outlook for 2014
We anticipate that consolidated revenues will grow by 25 to 29 percent as compared to 2013, which revenue growth reflects the impact of the deferred revenue write-down related to the HCCS acquisition. We anticipate that revenue growth in the Workforce Development Solutions segment, which will now include HCCS, will be in the 27 to 31 percent range, also reflecting the impact of the deferred revenue write-down related to the HCCS acquisition. We expect the Research/Patient Experience Solutions segment’s revenue to increase by approximately 15 to 19 percent, which includes revenues from the BLG acquisition that we closed in September of 2013.

We anticipate that the Company’s 2014 full-year operating income will decrease between two and 11 percent over full-year 2013 results. This operating income estimated range includes between $2.5 million to $3.0 million related to the combined impact of the deferred revenue write-down primarily related to the HCCS acquisition, amortization of acquired intangibles, incremental investments in HCCS related sales, marketing, product development to drive future growth, and approximately $350,000 of transaction costs primarily associated with the HCCS acquisition.

We anticipate that our 2014 capital expenditures will be between $9.0 million and $12.0 million. We expect our effective tax rate to be between 42 percent and 44 percent.

Our revised guidance reflects the anticipated impact of the HCCS acquisition that we announced on March 4, 2013, but does not include the impact from any other business development initiatives that we may complete during 2014.

On April 1,  2014, the “Protecting Access to Medicare Act of 2014” was signed by the President, which postponed the deadline for requiring the use of the ICD-10 coding system—previously October 1, 2014—for at least one year.  While we believe that the transition to the ICD-10 coding system will ultimately occur, the deadline set by the Centers for Medicaid and Medicare Services (CMS) for healthcare organizations has now been extended three times and CMS has not provided any guidance about the revised scheduling for ICD-10 coding implementation. It is not clear how the postponement will impact our results of operations and the aforementioned guidance is subject to revision based on future developments regarding ICD-10.

Commenting on first quarter 2014 results, Robert A. Frist, Jr., chief executive officer of HealthStream, said, “We are starting the year strong with revenues up 29 percent, adjusted EBITDA up 13 percent, and operating income up four percent—all over the prior year first quarter, while contracting over 140,000 net new subscribers to our workforce development platform. Our acquisition of Health Care Compliance Strategies in the first quarter adds an important dimension to our compliance solution strategy, expanding the scope of our offering in this important area. We are excited to welcome HCCS’ clients to HealthStream as we continue to work to integrate our operations.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, vice president of investor relations and corporate communications, will be held on Tuesday, April 22, 2014 at 9:00 a.m. (EDT). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #30560380) for U.S. and Canadian callers and 404-537-3406 (conference ID #30560380) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Over the past few years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the Company may record a write down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue. In order to provide more accurate trends and comparisons of the Company’s revenues, operating income, and net income, management believes that adding back the deferred revenue write-down associated with fair value accounting for acquired businesses provides a better indication of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one-year period, so our GAAP revenues for the one-year period after the acquisition will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions is contracted by, collectively, approximately 3.85 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland, Brentwood, Tennessee, Pensacola, Florida, and Jericho, New York. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Unaudited
	Three Months Ended
	March 31,
	2014	2013
Revenues	$38,350	$29,646
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	16,926	12,520
Product development	3,546	2,606
Sales and marketing	6,947	5,199
Other general and administrative	5,232	4,272
Depreciation and amortization	2,401	1,876

Total operating expenses	35,052	26,473
Operating income	3,298	3,173
Other income	45	47

Income before income taxes	3,343	3,220
Income tax provision	1,395	1,279

Net income	$1,948	$1,941

Net income per share:
Net income per share, basic	$0.07	$0.07

Net income per share, diluted	$0.07	$0.07

Weighted average shares outstanding:
Basic	27,453	26,340

Diluted	27,906	27,409

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	March 31,	December 31,
	2014	2013(1)
ASSETS
Current assets:
Cash and cash equivalents	$59,045	$59,537
Marketable securities – short term	42,952	48,659
Accounts and unbilled receivables, net	33,500	26,706
Prepaid and other current assets	14,754	12,222

Total current assets	150,251	147,124
Capitalized software development, net	11,783	11,077
Property and equipment, net	9,189	9,038
Goodwill and intangible assets, net	58,741	44,616
Other assets	995	739

Total assets	$230,959	$212,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$22,241	$18,044
Deferred revenue	47,478	38,168

Total current liabilities	69,719	56,212
	6,173	6,173

Deferred tax liabilities, non-current	6,173	6,173
Other long-term liabilities	750	776

Total liabilities	76,642	63,161
Shareholders’ equity:
Common stock	169,816	166,888
Comprehensive income	(23)	(31)
Accumulated deficit	(15,476)	(17,424)

Total shareholders’ equity	154,317	149,433

Total liabilities and shareholders’ equity	$230,959	$212,594

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2013.

HEALTHSTREAM, INC.
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Unaudited
	Three Months Ended
	March 31,	March 31,
	2014	2013
Operating activities:
Net income	$1,948	$1,941
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,401	1,876
Deferred income taxes	1,395	1,279
Share-based compensation	384	310
Provision for doubtful accounts	70	20
Other	376	308
Changes in assets and liabilities:
Accounts and unbilled receivables	(5,107)	(7,487)
Prepaid and other assets	(2,500)	1,409
Accounts payable, accrued and other liabilities	1,623	(1,080)
Deferred revenue	8,599	5,279

Net cash provided by operating activities	9,189	3,855

Investing activities:
Business combinations, net of cash acquired	(12,501)	(181)
Changes in marketable securities	5,341	(77)
Investments in non-marketable equity investments	(250)	—
Purchases of property and equipment	(1,104)	(744)
Payments associated with capitalized software development	(1,464)	(1,072)

Net cash used in investing activities	(9,978)	(2,074)

Financing activities:
Proceeds from exercise of stock options	449	900
Taxes paid related to net settlement of equity awards	(152)	(158)

Net cash provided by financing activities	297	742

Net increase (decrease) in cash and cash equivalents	(492)	2,523
Cash and cash equivalents at beginning of period	59,537	41,365

Cash and cash equivalents at end of period	$59,045	$43,888

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands, except per share data)

	Unaudited
	Three Months Ended
	March 31,
	2014	2013
GAAP net income	$1,948	$1,941
Interest income	(59)	(59)
Interest expense	12	12
Income tax provision	1,395	1,279
Share-based compensation expense	384	310
Depreciation and amortization	2,401	1,876

Adjusted EBITDA	$6,081	$5,359

GAAP revenues	$38,350	$29,646
Add: deferred revenue write-down	369	331

Non-GAAP revenues	$38,719	$29,977

GAAP operating income	$3,298	$3,173
Add: deferred revenue write-down	369	331

Non-GAAP operating income	$3,667	$3,504

GAAP net income	$1,948	$1,941
Add: deferred revenue write-down, net of tax	215	200

Non-GAAP net income	$2,163	$2,141

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2014 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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